Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-114117) of our report dated June 26, 2009, with respect to the financial statements and the supplemental schedule of The NewAlliance Bank 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

Hartford, Connecticut June 26, 2009